Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-104118, 333-104115, and 333-91676) pertaining to the 2002 Employee, Management, and Director Stock Purchase Plans, the 1996 Stock Incentive Plan, as amended, and the CACI $MART Plan, respectively of CACI International Inc, of our report dated July 1, 2004, with respect to the consolidated financial statements of the Defense and Intelligence Group of American Management Systems, Inc., included in the Current Report (Form 8-K/A).

McLean, Virginia	/s/ Ernst & Young LLP
July 15, 2004